Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Atmus Filtration Technologies Inc. of our report dated February 21, 2023 relating to the financial statements of Atmus, a business of Cummins Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Indianapolis, Indiana
February 21, 2023